Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”) dated as of December 19, 2014 among Global Cash Access, Inc., a Delaware corporation (the “Company”) the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, Movie Escrow, Inc. (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee the Indenture (the “Indenture”), dated as of December 19, 2014 providing for the issuance of an unlimited aggregate principal amount of 7.75% Senior Secured Notes due 2021 (the “Notes”);

WHEREAS, the Notes were issued and sold in connection with the Merger;

WHEREAS, in connection with the Merger, the Escrow Issuer merged with and into the Company, with the Company as the surviving Person;

WHEREAS, pursuant to this Supplemental Indenture, the Company will succeed to all of the rights and obligations of the Escrow Issuer thereunder and each of the Guarantors will unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(a)           Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)           Agreement.

(1)           Each of the Guarantors acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture (except Section 4.23 thereof), as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture;

(2)           The Company and each of the Guarantors hereby represents and warrants to and agrees with the Trustee that it has all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, that this Supplemental Indenture has been duly authorized, executed and delivered and that the consummation of the transactions contemplated hereby has been duly and validly authorized; and

(3)           The Company and each of the Guarantors will deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the execution and delivery of this Supplemental Indenture have been complied with.

(c)           Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(d)           Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

(e)           Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(f)            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.

(g)           Benefits Acknowledged. Upon consummation of the Merger and execution and delivery of this Supplemental Indenture, the Company and each of the Guarantors will be subject to the terms and conditions set forth in the Indenture. The Company and each of the Guarantors acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the obligations of each as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(h)           Successors. All agreements of the Company and each of the Guarantors in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GLOBAL CASH ACCESS INC.

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

GLOBAL CASH ACCESS HOLDINGS, INC.

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

CENTRAL CREDIT, LLC

By:	/s/ Ram V. Chary
	Name:	Ram V. Chary
	Title:	Manager

GCA MTL, LLC

By:	/s/ Ram V. Chary
	Name:	Ram V. Chary
	Title:	Chief Executive Officer

NEWAVE, INC.

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Treasurer

MULTIMEDIA GAMES HOLDING COMPANY, INC.

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Chief Executive Officer, Chief Financial Officer and Treasurer

MULTIMEDIA GAMES, INC.

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

MGAM TECHNOLOGIES, LLC

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee and Collateral Agent

By: Deutsche Bank National Trust Company

By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
	Title:	Vice President

By:	/s/ Robert S. Peschler
	Name:	Robert S. Peschler
	Title:	Vice President